Exhibit 5.2

1313 North Market Street
P.O. Box 951
Wilmington, DE 19801- 0951
302 984 6000
www.potteranderson.com

June 1, 2022

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, FL 33487

Re:	Terran Orbital Corporation

Ladies and Gentlemen:

We have acted as special Delaware counsel to Terran Orbital Corporation, a Delaware corporation (the “Company”) and have been asked to render certain opinions as to matters of Delaware law relating to the Company’s issuance of warrants to purchase up to an aggregate of 11,055,606 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), pursuant to the terms of that certain Stock and Warrant Purchase Agreement, dated as of March 25, 2022, by and among the Company and the purchasers named therein. We understand that on or around the date of this opinion the Company will file a Registration Statement on Form S-1, as amended (File No. 333-264447) (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to, among other things, the offer and sale from time to time of the Debt Provider Warrants (as such term is defined below) by the holders thereof named in the Registration Statement.

For the purpose of rendering our opinions as stated herein, the Company has furnished to us, and we have reviewed, only the following documents:

i.	Certificate of Domestication of Tailwind Two Acquisition Corp., as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 25, 2022;

ii.

Certificate of Incorporation of Tailwind Two Acquisition Corp., as filed with the Secretary of State on March 25, 2022, as amended by the Certificate of Amendment of Certificate of Incorporation of Tailwind Two Acquisition Corp., as filed with the Secretary of State on March 25, 2022 (together, the “Certificate of Incorporation”);

iii.	By-laws of the Company (the “Bylaws”);

iv.

The Stock and Warrant Purchase Agreement dated as of March 25, 2022, by and among the Company, FP Credit Partners II, L.P., FP Credit Partners Phoenix II, L.P., BPC Lending II LLC, and Lockheed Martin Corporation;

Terran Orbital Corporation

June 1, 2022

v.

The Warrant to Purchase Shares of Common Stock of the Company dated March 25, 2022, pursuant to which the Company issued to FP Credit Partners II, L.P. Warrant No. 1 to purchase up to 7,907,863 shares of Common Stock on the terms and subject to the conditions set forth therein (the “FP Credit Partners II Warrant”);

vi.

The Warrant to Purchase Shares of Common Stock of the Company dated March 25, 2022, pursuant to which the Company issued to FP Credit Partners Phoenix II, L.P. Warrant No. 2 to purchase up to 383,841 shares of Common Stock on the terms and subject to the conditions set forth therein (the “FP Credit Partners Phoenix II Warrant”);

vii.

The Warrant to Purchase Shares of Common Stock of the Company dated March 25, 2022, pursuant to which the Company issued to Lockheed Martin Corporation Warrant No. 3 to purchase up to 1,381,951 shares of Common Stock on the terms and subject to the conditions set forth therein (the “Lockheed Martin Warrant”);

viii.

The Warrant to Purchase Shares of Common Stock of the Company dated March 25, 2022, pursuant to which the Company issued to BPC Lending II LLC Warrant No. 4 to purchase up to 1,381,951 shares of Common Stock on the terms and subject to the conditions set forth therein (the “BPC Lending II Warrant,” and together with the “FP Credit Partners II Warrant,” the “FP Credit Partners Phoenix II Warrant,” and the “Lockheed Martin Warrant,” the “Debt Provider Warrants”);

ix.

The resolutions of the Board, adopted by unanimous written consent on March 25, 2022, pursuant to which the Board, among other things, approved the issuance of the Debt Provider Warrants (the “Board Resolutions”); and

x.	The Registration Statement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (i) through (x) above. In particular, we have not reviewed, and we express no opinion with respect to, any document, agreement or record (other than the documents listed in (i) through (x) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or that would otherwise alter the opinions stated herein. In addition, we have conducted no factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related thereto or assumed therein, all of which we have assumed to be true, complete and accurate.

Terran Orbital Corporation

June 1, 2022

Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Debt Provider Warrants are valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions expressed herein are also subject in all respects to the following assumptions, limitations, qualifications, and exceptions:

a.    We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law in any other jurisdiction (whether foreign or domestic). The opinions expressed in this letter are limited to the laws of the State of Delaware in effect on the date hereof, excluding any securities laws, blue sky laws, antitrust laws, insurance laws and tax laws thereof and the rules, regulations, orders and decisions relating thereto. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the laws of any foreign jurisdiction, and regulations of stock exchanges or of any other regulatory body.

b.    We have assumed that each of the parties to each of the documents examined by us is duly organized, incorporated, or formed, is validly existing, and, if applicable, is in good standing under the laws of its respective jurisdiction of organization, incorporation or formation. In addition, we have assumed that each of the parties to each of the documents examined by us has all requisite legal capacity, power, authority, and legal right to execute, deliver, and perform its obligations under each such document to which it is a party. We have also assumed that the execution, delivery and performance of each of the documents examined by us has been duly authorized by each of the parties thereto, and has been duly executed and delivered by each of the parties thereto in the form submitted for our review. We have also assumed that the due authorization, execution and delivery of each document examined by us by each of the parties thereto, the performance by each of such parties of their respective obligations thereunder, and the consummation of the transactions contemplated thereby, does not result in the breach of the terms of, and does not (i) result in a breach of the terms of, and does not contravene the constituent documents or any law, rule, or regulation applicable to, any such party thereto, (ii) result in a breach of the terms of, and does not contravene, any contractual restriction binding upon any such party thereto, or (iii) require under any law, statute, rule, or regulation applicable to any party thereto any registration or filing with, or any authorization, consent or approval of, any governmental authority.

c.    We have assumed, without any investigation, (i) the legal capacity of natural persons who are signatories to the documents examined by us, (ii) the genuineness of all signatures on all documents examined by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the accuracy and completeness of all documents examined by us, (v) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (vi) that the documents, in the forms submitted to us for review, have not been and will not be terminated, altered, modified, or amended in any respect.

Terran Orbital Corporation

June 1, 2022

d.    We have assumed that (i) the Board Resolutions reviewed by us have not been modified, amended, altered, or revoked since the time of their adoption, and remain in full force and effect through and including the date hereof, (ii) the Board Resolutions were in full force and effect prior to the Company’s issuance of the Debt Provider Warrants, and (iii) the Board Resolutions have been filed with the minutes of the proceedings of the board of directors of the Company.

e.    We have assumed that the Certificate of Incorporation and Bylaws are the only constituent documents of the Company and remain in full force and effect on the date hereof, and that no other documents having validity as a matter of corporate law exist that relate to the internal governance, management, operation, dissolution, winding up, or termination of the Company, or the rights, duties, and powers of the directors, officers, or stockholders thereof. We have also assumed that the Certificate of Incorporation and Bylaws were in full force and effect on the date the Board Resolutions were adopted, and on the date the Debt Provider Warrants were issued by the Company.

f.    We have assumed that the Company has available, and will at all times have available, a sufficient number of authorized shares of Common Stock that are not then currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the shares of Common Stock to be issued upon the exercise of each Debt Provider Warrant on the terms and subject to the conditions set forth therein.

g.    We express no opinion as to any provision of the Debt Provider Warrants that: (i) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (ii) restricts non-written modifications and waivers; (iii) relates to election of rights or remedies; (iv) authorizes or validates conclusive or discretionary determinations; or (v) provides that provisions of the Debt Provider Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

h.    The opinions set forth herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code and the Delaware insolvency statutes, (ii) principles of equity including, without limitation, concepts of materiality, good faith, fair dealing, conscionability and reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) applicable law relating to fiduciary duties, (iv) public policy limitations with respect to exculpation, contribution, indemnity and advancement provisions, (v) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right other than, as a matter of state law in the state courts of the State of Delaware, the right to a trial by jury, (vi) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (vii) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (viii) the qualification

Terran Orbital Corporation

June 1, 2022

that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable and (ix) the qualification that provisions requiring the payment of attorneys’ fees may be limited.

i.    We express no opinion on any document that is referred to or incorporated by reference to the documents reviewed by us.

j.    We have not participated in the preparation of any offering or registration materials relating to any person or entity (including, without limitation, the Registration Statement), any of the documents reviewed by us, or any shares of capital stock of, or interests in, any entity, and assume no responsibility for the contents of any such materials.

k.    The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts and on the application of the laws of the State of Delaware as the same exists on the date hereof as set forth herein. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance or otherwise, and we undertake no, and disclaim any, obligation to make any inquiry after the date hereof or to advise you of any such changes.

l.    The opinions expressed in this letter are limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein.

This opinion letter is rendered solely for your benefit in connection with the matters described above and may not be furnished, circulated, disclosed, referred or quoted to, or relied upon or used by, any other person or entity for any purpose, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Potter Anderson & Corroon LLP